CombiMatrix Sets Record Date and

Special Stockholders Meeting Date Regarding

Proposed Merger with Invitae

IRVINE, Calif. (September 25, 2017) – CombiMatrix Corporation (NASDAQ: CBMX) (“CombiMatrix” or the “Company”), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, announced today it has set important dates for a special meeting of its stockholders to vote on matters related to the proposed merger with Invitae Corporation (“Invitae”).

The special meeting of stockholders will be held at 1:00 pm, local time, on November 10, 2017, at the offices of Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, California. CombiMatrix’s stockholders of record as of the close of business on September 26, 2017 are entitled to receive notice of, and to vote at, the special meeting.

The merger has been unanimously approved by the boards of directors of both companies. The proposed merger is expected to close in the fourth quarter of 2017 (subject to the approval of the stockholders of CombiMatrix and acceptance by at least 90% of CombiMatrix’s holders of Series F warrants to tender their warrants in exchange for Invitae common stock in the Series F warrants tender exchange offer that will be conducted simultaneously with the CombiMatrix merger proxy solicitation).

About CombiMatrix Corporation

CombiMatrix Corporation provides best-in-class molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism chromosomal microarray analysis, next-generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Additional Information about the Proposed Merger between Invitae and CombiMatrix and Where to Find It

In connection with the proposed merger, Invitae has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), that includes a proxy statement of the Company that also constitutes a prospectus of Invitae, but the registration statement has not yet become effective. The Company and Invitae also plan to file other documents with the SEC regarding the proposed merger. This communication is not a substitute for the registration statement, proxy statement/prospectus or any other document the Company or Invitae have filed or may file with the SEC in connection with the proposed merger. Investors and securityholders of Invitae and CombiMatrix are urged to read the proxy statement/prospectus and other relevant documents when filed with the SEC because they contain important information about Invitae, CombiMatrix and the proposed merger. The definitive proxy statement/prospectus will be mailed to stockholders of the Company. The proxy statement/prospectus and other relevant materials, and any other documents filed by CombiMatrix and Invitae with the SEC, also may be obtained free of charge at the SEC web site at www.sec.gov. Copies of the Company’s SEC filings may also be obtained from the Company without charge at the Company’s website (www.combimatrix.com) or by directing a request to the Company at (949) 753-0624. Copies of Invitae’s SEC filings may also be obtained from Invitae without charge at Invitae’s website (www.Invitae.com) or by directing a request to Invitae at (347) 204-4226 or by directing an email to Invitae Investor Relations at ir@invitae.com. Investors and securityholders are urged to read the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company, Invitae and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the proposed merger. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017 and the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on May 1, 2017. Information regarding Invitae’s directors and executive officers is available in Invitae’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017 and Invitae’s definitive proxy statement on Schedule 14A, filed with the SEC on April 6, 2017. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the proposed merger and in other relevant documents filed by the Company and Invitae with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Invitae’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed Merger; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed Merger by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed Merger; and the timing of the completion of the proposed Merger.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of the Company and Invitae and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the risk that Invitae’s Common Stock price drops below $9.49; the risk that “net cash” at closing is lower than the Company forecasts; the risk that holders of less than 90% of the Series F Warrants tender their securities or the Company’s stockholders fail to approve the proposed Merger and the Merger Agreement is terminated due to these reasons; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the proposed Merger is delayed; the inability to complete the proposed Merger due to the failure to satisfy any of the conditions to completion of the proposed Merger; the impact of the announcement or the completion of the proposed Merger on the market price of the Common Stock of the Company or Invitae, or on the Company’s or Invitae’s relationships with their employees, existing customers and suppliers or potential future customers and suppliers, and on their operating results and businesses generally; the ability of Invitae to successfully integrate the Company’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed Merger; the risk that if the Merger is terminated and the Company has to pay termination fees and transaction expenses, the Company may not have sufficient funds to make such payments; the Company’s estimates of total market sizes for the tests that it offers; the Company’s ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover the Company’s tests or to reduce the amounts they are willing to pay for the Company’s tests; the risk that the Company will not be able to grow its business as quickly as it needs to; the inability to raise capital; the loss of members of the Company’s sales force; the Company’s ability to successfully expand the base of its customers, add to the menu of its diagnostic tests, develop and introduce new tests and related reports, expand and improve its current suite of diagnostic services, optimize the reimbursements received for its molecular testing services, and increase operating margins by improving overall productivity and expanding sales volumes; the Company’s ability to successfully accelerate sales, steadily increase the size of its customer rosters in all of its genetic testing markets; the Company’s ability to attract and retain a qualified sales force in wider geographies; the Company’s ability to ramp production from its sales; rapid technological change in the Company’s markets; changes in demand for the Company’s future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors.

The Company cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company’s and Invitae’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning the Company, Invitae, the proposed Merger or other matters and attributable to the Company, Invitae or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

These forward-looking statements speak only as of the date of this communication, and the Company undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Company Contact:	Investor Contact:
Mark McDonough	LHA Investor Relations
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

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